EXHIBIT 99.1

FOR IMMEDIATE RELEASE

POZEN INC. AND GLAXOSMITHKLINE REPORT RECEIPT OF APPROVABLE LETTER FOR INVESTIGATIONAL
MIGRAINE TREATMENT

CHAPEL HILL, NC and RESEARCH TRIANGLE PARK, NC, JUNE 9, 2006 -- POZEN Inc. (NASDAQ: POZN) and GlaxoSmithKline (NYSE: GSK) announced today that the U.S. Food and Drug Administration (FDA) has issued an approvable letter for Trexima™. An approvable letter is an official notification from the FDA that contains conditions that must be satisfied prior to obtaining final U.S. marketing approval.

The FDA has determined that Trexima is effective as an acute treatment for migraine headaches. The Agency has requested additional safety information on Trexima, which may require new studies. POZEN and GSK intend to request a meeting with the FDA as quickly as possible to discuss the approvable letter and determine the appropriate next steps to gain full approval.

Trexima, the proposed brand name for the product candidate combining sumatriptan 85 mg, as the succinate salt, formulated with RT Technology™ and naproxen sodium 500 mg in a single tablet, is the first product designed to treat multiple mechanisms of migraine: inflammation and vasodilation.

About Imitrex® (sumatriptan succinate) Tablets

Imitrex is a prescription medication indicated for the acute treatment of migraine in adults. Imitrex should only be used when a clear diagnosis of migraine has been established. Patients should not take Imitrex if they have certain types of heart disease, history of stroke or TIAs, peripheral vascular disease, Raynaud syndrome, or blood pressure that is uncontrolled. Patients with risk factors for heart disease, such as high blood pressure, high cholesterol, diabetes or are a smoker, should be evaluated by a doctor before taking Imitrex. Very rarely, certain people, even some without heart disease, have had serious heart related problems. Patients who are pregnant, nursing, or taking medications should talk to their doctor.

About Naproxen Sodium

Naproxen sodium is a non-steroidal anti-inflammatory drug (NSAID) and is contained in Anaprox®, Anaprox DS®, Naprelan®, Aleve® and in a number of over-the-counter medications. Naproxen sodium is indicated for the treatment of rheumatoid arthritis, osteoarthritis, ankylosing spondylitis and juvenile arthritis. It is also indicated for the treatment of tendinitis, bursitis, acute gout and for the management of pain and primary dysmenorrhea. Naproxen-containing products should not be used by patients who have had allergic reactions to any product containing naproxen, nor in patients in whom aspirin or other NSAIDs induce the syndrome of asthma, rhinitis, and nasal polyps. Patients who have a history of peptic ulcer or gastrointestinal bleeding, kidney problems, uncontrolled hypertension or heart failure should consult a physician before using naproxen-containing medications. NSAIDs may cause increased risk of serious cardiovascular thrombotic events, myocardial infarction and stroke. This risk may increase with duration of use and in patients with cardiovascular disease or risk factors for cardiovascular disease. Serious gastrointestinal toxicity such as bleeding, ulceration and perforation can occur at any time in patients treated chronically with NSAID therapy and physicians should remain alert for such effects even in the absence of previous GI tract symptoms. Patients who are pregnant or are nursing should consult a physician before use of a naproxen-containing medication.

About GlaxoSmithKline

GlaxoSmithKline - one of the world's leading research-based pharmaceutical and healthcare companies - is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For detailed company information, see GlaxoSmithKline's website: www.gsk.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain related conditions. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN".

For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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Contacts:
GSK US Media	Robin Gaitens, 919-483-2839
GSK US Analyst/Investor	Frank Murdolo, 215-751-7002 Tom Curry, 215-751-5419
POZEN Inc. Investor	Bill Hodges, Chief Financial Officer, 919-913-1030 Fran Barsky, Director, Investor Relations, 919-913-1044
POZEN Inc. Media	Andrea Johnston, Pure Communications, 910-681-1088